Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Marker Therapeutics, Inc. on Form S-3, File No. 333-215258, No. 333-220538 and No. 333-228059 and on Form S-8 File No. 333-223900 and No. 333-228056 of our report dated March 12, 2020, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2019 and 2018 and for the two years in the period ended December 31, 2019 and our report dated March 12, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Marker Therapeutics, Inc. as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

March 12, 2020